UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: December 8, 2008

(Date of Earliest Event Reported)

POTLATCH CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-32729	82-0156045
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

601 W. First Avenue, Suite 1600, Spokane WA	99201
(Address of principal executive offices)	(Zip Code)

(509) 835-1500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On December 8, 2008, Potlatch Corporation (the “Company”), and its wholly owned subsidiaries Potlatch Forest Holdings, Inc., Clearwater Paper Corporation and Potlatch Land & Lumber, LLC (the “Borrowers”), entered into a Credit Agreement, among Bank of America, N.A., as Administrative Agent, L/C Issuer, Swing Line Lender and Collateral Agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto (the “Credit Agreement”). Bank of America Securities LLC acted as the sole lead arranger and sole book-runner. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Credit Agreement.

On December 1, 2008, the Company issued a press release announcing that its Board of Directors has given final approval to the spin-off of its pulp-based businesses (the “Spin-off”), which will be completed through a dividend of the common stock of its wholly owned subsidiary, Clearwater Paper Corporation. The Credit Agreement contains provisions permitting the Company to effect the Spin-off and releasing Clearwater Paper Corporation as a Borrower under the Credit Agreement concurrent with the satisfaction of certain conditions relating to the Spin-off. In connection with the Spin-off, Clearwater Paper Corporation will be retaining the obligation to pay the interest and principal on $100 million principal amount of 9-1/8 % Credit Sensitive Debentures previously issued by an affiliate of the Company that will become due and payable in full in December 2009 (the “Debentures”).

Under the Credit Agreement, the lenders have agreed to extend revolving loans to the Borrowers in an initial aggregate principal amount not to exceed $250 million, which may be increased by up to an additional $100 million of principal amount. The Credit Agreement includes a sublimit of $35 million for the issuance of standby letters of credit and a sublimit of $20 million for swingline loans. Until the Debentures are paid, the availability is reduced by $100 million. The Credit Agreement is a five-year revolving facility, with a stated maturity date of December 8, 2013, and is secured by the capital stock of the Company’s subsidiaries and a portion of its timberlands necessary to satisfy the Collateral Coverage Ratio described below.

Pricing is set according to the type of borrowing under the Credit Agreement. Eurodollar Rate Loans are issued at a rate equal to the British Bankers Association LIBOR Rate plus the Applicable Rate, while Base Rate Loans are issued at a rate equal to the Base Rate, which is a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1.00%, (b) the British Bankers Association LIBOR Rate that would then be applicable to a new Eurodollar Rate Loan with a one month Interest Period, and (c) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The Applicable Rate for loans can range from 3.0% to 4.0% depending on the current Funded Indebtedness to Capitalization Ratio.

The Credit Agreement contains covenants that, among other things, limit the Borrowers’ ability to create liens, merge or consolidate, dispose of assets, incur indebtedness and guarantees, repurchase or redeem capital stock and indebtedness, make certain investments, acquisitions and capital expenditures, enter into certain transactions with affiliates or change the nature of the Borrowers’ business. The Credit Agreement contains financial covenants including (1) the maintenance of an Interest Coverage Ratio of 2.50 to 1.00 until September 30, 2010, 2.75 to 1.00 from October 1, 2010 until September 30, 2011 and 3.0 to 1.00 thereafter , (2) a minimum Collateral Coverage Ratio (a ratio of the value of the collateral to the aggregate amount of debt secured by such collateral, which includes the obligations under the Credit Agreement, the 6.95% Debentures due 2015, the Debentures and the Medium-Term Notes due 9 months to 30 years from the date of issuance) of 2.25 to 1.00, and (3) a Funded Indebtedness to Capitalization Ratio of no more than 60% until September 30, 2009 and 55% thereafter.

Events of Default under the Credit Agreement include, but are not limited to, payment defaults, covenant defaults, breaches of representations and warranties, cross defaults to certain other material agreements and indebtedness, bankruptcy and other insolvency events, material adverse judgments, actual or asserted invalidity of security interests or loan documentation, and certain change of control events.

The monies lent under the Credit Agreement are available to be used by the Borrowers, among other things, to fund working capital needs, capital expenditures and for other general corporate purposes, including acquisitions.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which is attached as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement

Concurrently with the Borrowers’ entry into the Credit Agreement described in Item 1.01 above, the Borrowers terminated their existing Amended and Restated Credit Agreement dated as of December 22, 2005 among Potlatch Corporation, Potlatch Holdings, Inc., Potlatch Operating Company and Clearwater Paper Corporation (formerly Potlatch Forest Products Corporation), as borrowers, Bank of America, N.A., as administrative agent, swing line lender, and an L/C issuer, and the lenders party thereto (the “Existing Credit Facility”).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 8, 2008, the Borrowers entered into the Credit Agreement described above. The information provided in Item 1.01 above is incorporated by reference into this Item 2.03.

On December 8, 2008, the Borrowers sent a notice of borrowing to draw $128,200,000 in principal amount under the Credit Agreement. Borrowings under the Credit Agreement bear interest at LIBOR plus between 3.0% and 4.0% for Eurodollar Rate Loans, and at the Base Rate plus between 3.0% and 4.0% for other loans. The Company is borrowing under the Credit Agreement to pay its remaining balance due under the Existing Credit Agreement, which has been terminated in connection with entering into the Credit Agreement. As of December 8, 2008, the remaining undrawn committed amount of the Credit Agreement after giving effect to the borrowing described above is approximately $113,600,000.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Credit Agreement, dated as of December 8, 2008, among Potlatch Corporation and its wholly owned subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and collateral agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 10, 2008	POTLATCH CORPORATION

	By:	/s/ Michael S. Gadd
	Name:	Michael S. Gadd
	Title:	Corporate Secretary

EXHIBIT INDEX

Exhibit	Description of Exhibit

10.1	Credit Agreement, dated as of December 8, 2008, among Potlatch Corporation and its wholly owned subsidiaries, as borrowers, Bank of America, N.A., as administrative agent, swing line lender, L/C issuer and collateral agent, the Guarantors from time to time party thereto and the Lenders from time to time party thereto.